Exhibit 99.1

Terayon Reports Fourth Quarter and Full Year 2004 Results
Digital Video Revenue Grows 109% Year over Year
Santa Clara, California - February 09 2005

Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of digital video applications and home access solutions, today reported financial results for the quarter and year ended December 31, 2004.

Revenue for the fourth quarter of 2004 was $29.4 million, down 32% compared to $43.0 million for the same quarter a year ago, and a 21% decrease compared to the $37.2 million for the third quarter 2004. Revenue for the 12 months ended December 31, 2004 was $150.5 million, a 12.7% increase compared to $133.5 million for the 12 months ended December 31, 2003.

Net loss for the fourth quarter of 2004 was $7.9 million, or $0.10 per share, compared to a net loss of $6.0 million, or $0.08 per share, for the same quarter a year ago, and a net loss of $13.5 million, or $0.18 per share, for the third quarter of 2004. Net loss for the 12 months ended December 31, 2004 was $36.5 million, or $0.48 per share, compared to a net loss for the 12 months ended December 31, 2003 of $50.4 million, or $0.68 per share.

Digital video networking applications product line revenues were $12.6 million in the fourth quarter of 2004, up 91% compared to $6.6 million in the fourth quarter of 2003 and 17% compared to $10.8 million in the third quarter of 2004. Revenues for the full year 2004 were $37.0 million, up 109% compared to $17.7 million in 2003.

The home access product line had revenues of $13.7 million in the fourth quarter of 2004, compared to $18.5 million in the fourth quarter of 2003 and $19.8 million in the third quarter of 2004. The CMTS product line had revenues of $3.1 million in the fourth quarter of 2004, compared to $17.5 million in the fourth quarter of 2003 and $6.6 million in the third quarter of 2004. As of December 31, 2004, Terayon had $97.7 million in cash, cash equivalents and short-term investments, and $65.1 million in convertible debt due in 2007.

“Our fourth quarter results reflect our decision to focus Terayon on our digital video network applications and home access solutions and to cease investment in future development of our CMTS products. The strong performance of our digital video products during the fourth quarter and 2004 clearly shows why we have moved video to the center of our corporate strategy,” said Jerry Chase, Terayon’s Chief Executive Officer. “We took big steps in 2004 to strengthen our leadership in digital video networking by working with customers to accelerate their evolution to all-digital networks, expanding the market applicability for our solutions, and launching new and innovative products and functionality. Those actions resulted in a strong financial performance in the fourth quarter and 2004 for digital video networking.”

2004 Company Highlights

Terayon’s 2004 business highlights include:

•	Ground-breaking work with companies like Cox Communications and FOX Broadcasting Company to accelerate their transition to all-digital networks and the services that digital networks enable such as high definition television broadcasts, local targeted advertising and video-on-demand services

•	Market leadership in new application areas such as digital ad insertion, logo insertion and analog/digital simulcast

•	Entrance into a new market, broadcast, expanding the reach and applicability for Terayon digital video networking applications

•	Expansion of Terayon’s distribution channels via strategic value-added reseller partnerships with market leaders including Harmonic and Tandberg Television, offering more comprehensive integrated end-to-end solutions for cable, telecommunications, satellite and broadcast customers

•	Launch of new digital video solutions including the BP 5100 platform, delivering standard definition/high definition multicasting and digital channel branding capabilities to broadcasters; the CP 7600 multi-channel edge decoder to accelerate the evolution to all-digital cable networks; and the Distributed Chassis™ solution, delivering truly distributed monitoring, management, networking and redundancy solutions for any digital video network

•	Euro-DOSIS 2.0 certification for our cable modems, an essential requirement for the European and Asian markets, enabling high-speed Internet solutions and the delivery of data and voice solutions that require maximum bandwidth

“Through our video applications like digital ad insertion, logo insertion and IP video networking, we help customers such as Cox Communications accelerate their introduction of new methods of branding, advertising and product delivery,” Chase said. “We have built strong partnerships with leading video players such as Harmonic and Tandberg, which have enabled us to extend our market reach. And we successfully began to expand our product applicability into new markets such as broadcasting as evidenced by our work with FOX Broadcasting Company. The move to all-digital networks changes how companies such as cable and satellite operators, broadcasters and telecommunications companies brand, entertain, communicate and inform, and Terayon helps that evolution happen faster.”

Restructuring Activities

During the fiscal year and fourth quarter of 2004, Terayon incurred severance, restructuring costs, and asset write-offs of $11.1 million and $2.8 million, respectively. The restructuring activities represented by these expenses are central to the company’s repositioning, moving digital video solutions to the center of its strategic direction. During the fourth quarter, these expenses were primarily related to the company’s decision to cease investment in future development of its CMTS product line as announced in October 2004. As a result of the restructurings, ongoing operating costs are expected to be reduced. Operating expenses in the fourth quarter of 2004 excluding severance, restructuring costs, and asset write-offs were $15.4 million compared to previous guidance of $16 million to $17 million. During the first half of 2005, Terayon expects to complete restructuring activities at which time ongoing quarterly operating expenses are anticipated to be in the range of $13 million to $14 million.

Personnel were reduced from 325 at the beginning of the fourth quarter to 255 at the end of the quarter due largely to reductions associated with on-going CMTS product development. Currently, company staffing totals 215.

“Our restructuring activities and increased focus on cost management in 2004 will greatly benefit the company as we drive operations to positive net income”, said Mark Richman, Terayon’s Chief Financial Officer. “By focusing our capital and human resources on our growth market—digital video networking applications—we expect to deliver profitable top line growth to achieve net income profits and positive cash flow generation.”

Business Outlook

For the first quarter of 2005, Terayon expects to report revenues in the range of $25 million to $30 million and anticipates a net loss in the range of $3 million to $6 million. Earnings per share is estimated to be a loss in the range of $0.04 to $0.08. Cash usage during the first quarter of 2005 is estimated to be in the range of $6 million to $9 million. These numbers do not reflect the financial benefits anticipated from the announced sale of Terayon’s silicon intellectual property to ATI.

Terayon will host a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to further discuss its fourth quarter and full year 2004 financial performance. A live audio webcast of the call will be available to the public from Terayon’s website at www.terayon.com/investor. A replay of the conference call will be available via webcast at www.terayon.com/investor beginning at 4 p.m. Pacific Time today, through March 9, 2005. A telephone replay of the call will also be available beginning at approximately 4pm PST today through March 11, 2005 at the same web address or by calling (877) 213-9653 (U.S.) or (630) 652-3041 (International). The access code for the replay is 10742620.

About Terayon

As the world’s leading provider of innovative digital video networking applications and home access solutions, Terayon Communication Systems, Inc. accelerates the evolution to the all-digital network. Now more than ever, service providers must adapt and evolve to not only cope with the market disruption brought on by new digital and IP based services such as HDTV, VoD, DVRs and VoIP, but also to capitalize on the opportunities these new services present. With over 5,000 digital video systems, hundreds of millions of seamless digital ad insertions and over five million cable modems and eMTAs shipped to date, Terayon delivers the critical technology and solutions that accelerate its customers’ ability to capitalize on the opportunities of the digital revolution. Recognizing the mission critical nature of digital video and data services, Terayon enables its customers to deliver picture perfect results where it matters most – on the screen and the bottom line.

Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon can be found on the web at www.terayon.com.

Investor Contact:	Press Contact:

Eileen Morcos	Rebecca West
Investor relations	Atomic PR
(408) 235-5544	(415)402-0230
eileen.morcos@terayon.com	rebecca@atomicpr.com

# # #

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including Terayon’s guidance on first quarter 2005 revenues, net loss per share, estimated restructuring charge and estimated operating cost savings. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon’s actual results could differ materially from those described in this press release as a result of various factors, risks and uncertainties, including Terayon’s ability to develop and bring to market new products; the acceptance of Terayon’s new products in the market; Terayon’s ability to gain new business; the expansion of operations by Terayon’s customers; the deployment of Terayon’s products in specific markets; the continued revenue growth; the product mix that Terayon sells each quarter which may affect gross margins; and Terayon’s ability to lower and align its operating expenses with market conditions; as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Terayon Communication Systems, Inc.

Unaudited Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three months ending
	31-Dec-04	30-Sep-04	31-Dec-03

Revenues	29,387	37,202	42,990
Cost of product revenues	19,558	30,932	30,272

Gross Profit	9,829	6,270	12,718

Operating Expense:
Research and development	7,279	8,696	10,042
Sales and marketing	5,292	6,222	7,040
General and administrative	2,835	2,993	2,617
Severance, restructuring costs and asset write-offs	2,750	1,463	—

Total operating expense	18,156	19,374	19,699

Loss from Operations	-8,327	-13,104	-6,981

Interest Income	545	525	523
Interest expense	-838	-812	-841
Other income (expense)	412	-46	1,387

Loss before Income tax expense	-8,208	-13,437	-5,912

Income tax (expense) benefit	305	-83	-103

Net Loss	-7,903	-13,520	-6,015

Net Loss per share, basic and diluted	-0.1	-0.18	-0.08

Shares used in per share calculation, basic and diluted	76,213	76,164	74,867

Terayon Communication Systems, Inc.

Unaudited Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)

	Twelve months ending
	31-Dec-04	31-Dec-03

Revenues	$150,538	$133,485
Cost of product revenues	106,920	101,034

Gross Profit	43,618	32,451

Operating Expense:
Research and development	33,959	42,839
Sales and marketing	24,145	26,781
General and administrative	11,216	12,127
Severance, restructuring costs and asset write-offs	11,159	2,803

Total operating expense	80,479	84,550

Loss from Operations	-36,861	-52,099

Interest Income	1,982	2,917
Interest expense	-3,294	-3,279
Other income (expense)	1,566	2,424

Loss before Income tax expense	-36,607	-50,037

Income tax (expense) benefit	76	-316

Net Loss	($36,531)	($50,353)

Net Loss per share, basic and diluted	-0.48	-0.68

Shares used in per share calculation, basic and diluted	75,861	74,212

Terayon Communication Systems, Inc.

Unaudited Condensed Consolidated Balance Sheet
(In thousands)

	31-Dec-04	31-Dec-03

ASSETS
Current assets:
Cash and cash equivalents	$43,218	$30,188
Short-term investments	54,517	108,452
Accounts receivable, net	19,660	29,799
Other receivables, net	1,044	3,662
inventories, net	17,144	16,364
Prepaid expenses and other assets	2,042	2,883

Total current assets	$137,625	$191,348

Property and equipment, net	5,759	11,871
Restricted cash and other assets, net	10,350	12,021
Total assets	$153,734	$215,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Account payable	$7,846	$26,049
Accrued payroll and other liabilities	21,499	29,356

Total current liabilities	29,345	55,405

Non-current liabilities	68,048	68,447
Stockholders’ equity	56,341	91,388

Total liabilities and stockholders’ equity	$153,734	$215,240